EXHIBIT 99.1

135 East Maumee Street	Adrian, Michigan 49221	pavilionbancorp.com

MEDIA RELEASE

For Immediate Release March 6, 2006	Contact:	Douglas L. Kapnick, Chairman of the Board Melissa Covell, Corporate Secretary Tel: (517) 266-5035 mcovell@bankoflenawee.com

Pavilion Bancorp Announces Second Quarter Cash Dividend

Adrian, MI: The Board of Directors of Pavilion Bancorp, Inc., the parent company of the Bank of Lenawee, has announced a cash dividend of $0.24 per share on the common stock payable July 31, 2006 to shareholders of record on July 17, 2006.

About Pavilion Bancorp, Inc.
Pavilion Bancorp, Inc. is the parent company of Bank of Lenawee. Pavilion Bancorp, Inc. is traded on the OTC Bulletin Board under the symbol PVLN. Ferris, Baker and Watts of Dublin, Ohio, is the primary market maker in the stock. Investor relations information is available at pavilionbancorp.com.